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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                                  NEWGOLD, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    651362105
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                                 (CUSIP Number)

             SCOTT DOCKTER, P.O. BOX 1626, SHINGLE SPRINGS, CA 95682
                                 (530) 672-1116
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  JULY 31, 2005
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ----------------------------------------------------------------------
SEC 1746  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(11-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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CUSIP No. .......651362105......................
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
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     1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons
         (entities only).

         SCOTT DOCKTER
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     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)...........................................................

         (b)...........................................................
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     3.  SEC Use Only
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     4.  Source of Funds (See Instructions).....OO.....................
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     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e).....X............................................
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     6.  Citizenship or Place of Organization.....USA..................
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Number of       7. Sole Voting Power.....21,363,547..........................
Shares        ------------------------------------------------------------------
Beneficially
Owned by        8. Shared Voting Power.....2,974,173.........................
Each          ------------------------------------------------------------------
Reporting
Person With     9. Sole Dispositive Power.....21,363,547.....................
              ------------------------------------------------------------------

               10. Shared Dispositive Power.....2,974,173....................
              ------------------------------------------------------------------

     11. Aggregate Amount Beneficially Owned by Each Reporting Person
         .....24,337,720.....................................................
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     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
         Instructions).......................................................
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     13. Percent of Class Represented by Amount in Row (11).....33.4%........
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     14. Type of Reporting Person (See Instructions).....IN..................
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
ITEM 1.  SECURITY AND ISSUER

Common Stock

Newgold, Inc.


ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Scott Dockter

         (b)  P.O. Box 1626, Shingle Springs, CA 95682

         (c)  Reporting person is the Chairman and CEO of Issuer.

         (d) In January 2002, reporting person pleaded guilty to one felony charge of environmental pollution and was sentenced to 5 months in a Federal detention camp and a $5,000 fine. Reporting person has not been a party to a proceeding which resulted in a judgment, decree or final

         (e) order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)  Reporting person is a citizen of the United States.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The 12,326,231 shares were acquired upon conversion of a debenture owed to the reporting person by the issuer. Principal and interest on the debenture aggregated $1,848,935.


ITEM 4.  PURPOSE OF TRANSACTION

The shares were acquired in exchange for retirement of a debenture issued by the issuer to the reporting person.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)  24,337,720 shares, 33.4% on a fully diluted basis

         (b) 24,337,720 (Amount includes 14,679,811 shares of the issuer's common stock beneficially owned and an additional 9,657,909 shares issuable under stock warrants exercisable within 60 days).

         (c)  Not Applicable

         (d)  Not Applicable

         (e)  Not Applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Not Applicable


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Not Applicable


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


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Date
9/14/05

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Signature

/s/ SCOTT DOCKTER

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Name/Title: President and CEO

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)